EXHIBIT 99.1

PRESS RELEASE
Investor Relations:	Media:
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PHILIP MORRIS INTERNATIONAL INC. (PMI) REPORTS

2010 SECOND-QUARTER RESULTS

•	Reported net revenues, excluding excise taxes, up by 15.1%

•	Excluding currency, reported net revenues, excluding excise taxes, up by 8.3%

•	Reported operating companies income up by 19.5%

•	Excluding currency, reported operating companies income up by 15.0%

•	Excluding currency, adjusted operating companies income up by 9.0%, including the items detailed in the attached Schedule 11

•	Reported diluted earnings per share of $1.07, up by 35.4% versus $0.79 in 2009

•	Excluding currency, reported diluted earnings per share up by 31.6%

•	Adjusted diluted earnings per share of $1.00, up by 20.5% versus $0.83 in 2009

•	Excluding currency, adjusted diluted earnings per share up by 16.9%

•	Free cash flow up by 11.1% to $3.3 billion

•	Excluding currency, free cash flow up by 7.4%

•	During the quarter, repurchased 21.7 million shares of its common stock for $1.0 billion

•	Declared a regular quarterly dividend of $0.58 during the quarter

•

PMI increases its forecast for 2010 full-year reported diluted earnings per share to a range of $3.75 to $3.85, up by approximately 16% to 19% compared to $3.24 in 2009, driven by favorable currency at prevailing rates; excluding currency, reported diluted earnings per share are projected to increase by approximately 14% to 17%

NEW YORK, July 22, 2010 – Philip Morris International Inc. (NYSE / Euronext Paris: PM) today announced reported diluted earnings per share of $1.07 in the second quarter of 2010, up by 35.4% from $0.79 in the second quarter of 2009. Excluding currency, reported diluted earnings per share were up by 31.6% as detailed on Schedule 13. Adjusted diluted earnings per share of $1.00 were up by 20.5% from 2009 adjusted diluted earnings per share of $0.83, including the items detailed on the attached Schedule 12. Excluding currency, adjusted diluted earnings per share were up 16.9% as detailed on Schedule 12. Free cash flow, defined as net cash provided by operating activities less capital expenditures, increased by 11.1% to $3.3 billion, as detailed on Schedule 19.

“Though partially flattered by a timing favorability in Japan, we posted a strong quarter across all key metrics, confirming our sustained business momentum,” said Louis Camilleri, Chairman and Chief Executive Officer.

“The widespread sequential improvement in Marlboro’s market share underscores our momentum and provides further evidence that our brand architecture initiatives are working.”

“Our broad geographic footprint continues to serve us well, enabling us to deal with weakness arising in markets where economic recovery remains subdued.”

Conference Call

A conference call, hosted by Hermann Waldemer, Chief Financial Officer, with members of the investment community and news media, will be webcast at 9:00 a.m., Eastern Time, on July 22, 2010. Access is available at www.pmi.com.

Dividends and Share Repurchase Program

PMI declared a regular quarterly dividend of $0.58 during the second quarter of 2010, which represents an annualized rate of $2.32 per common share.

In April 2010, PMI completed its 2008-2010 share repurchase program of $13 billion and, in May 2010, initiated a new, three-year share repurchase program of $12 billion. During the quarter, PMI spent $1.0 billion to repurchase 21.7 million shares of its common stock as shown in the table below.

2010 Second-Quarter PMI Share Repurchases

	Shares (Mio.)	Value ($ Mio.)
$13 billion, two-year program, completed in April 2010	5.1	257.3
$12 billion, three-year program, commenced in May 2010	16.6	764.7

Total	21.7	1,022.0

Since May 2008, when PMI began its first share repurchase program, the company has spent an aggregate total of $13.8 billion to repurchase 294.2 million shares.

2010 Full-Year Forecast

PMI increases its forecast for 2010 full-year reported diluted earnings per share to a range of $3.75 to $3.85, up by approximately 16% to 19% compared to $3.24 in 2009, driven by favorable currency at prevailing rates; excluding currency, reported diluted earnings per share are projected to increase by approximately 14% to 17%. This guidance includes $0.07 per share for the previously announced reversal of tax provisions, largely due to the completion of US tax audits, and excludes the impact of any potential future acquisitions, asset impairment and exit cost charges, and any unusual events.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

SECOND-QUARTER CONSOLIDATED RESULTS

Management reviews operating companies income (OCI), which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and to allocate resources. In the following discussion, the term “net revenues” refers to net revenues, excluding excise taxes, unless otherwise stated. Management also reviews OCI, operating margins and EPS on an adjusted basis (which may exclude the impact of currency and other items such as acquisitions or asset impairment and exit charges), EBITDA, free cash flow and net debt. Management believes it is appropriate to disclose these measures to help investors analyze business performance and trends. For a reconciliation of operating companies income to operating income, see the Condensed Statements of Earnings provided with this release. Reconciliations of adjusted measures to corresponding GAAP measures are also provided with this release. References to total international cigarette market, total cigarette market, total market and market shares are PMI estimates based on latest available data from a number of sources. Comparisons are to the same prior-year period unless otherwise stated.

NET REVENUES

PMI Net Revenues ($ Millions)

	Second-Quarter
	2010	2009	Change	Excl. Curr.
European Union	$2,295	$2,280	0.7%	(1.2)%
Eastern Europe, Middle East & Africa	1,889	1,640	15.2%	9.7%
Asia	2,123	1,573	35.0%	21.4%
Latin America & Canada	754	641	17.6%	6.1%

Total PMI	$7,061	$6,134	15.1%	8.3%

Net revenues of $7.1 billion were up by 15.1%, including favorable currency of $419 million. Excluding currency, net revenues increased by 8.3%, primarily driven by favorable pricing of $341 million across all business segments that more than offset unfavorable volume/mix of $14 million, and acquisitions. The favorable pricing included the unfavorable impact of a partial tax absorption in Greece, primarily on Marlboro, to mitigate the compounded impact of an unfavorable structural excise tax change in April 2010, and three excise tax and two VAT-driven price increases during the first five months of 2010. Excluding currency and acquisitions, net revenues increased by 5.3%.

OPERATING COMPANIES INCOME

PMI Operating Companies Income ($ Millions)

	Second-Quarter
	2010	2009	Change	Excl. Curr.
European Union	$1,105	$1,163	(5.0)%	(0.3)%
Eastern Europe, Middle East & Africa	786	635	23.8%	18.4%
Asia	845	619	36.5%	19.9%
Latin America & Canada	238	71	+100.0%	+100.0%

Total PMI	$2,974	$2,488	19.5%	15.0%

Operating income increased by 19.6% to $2.9 billion as shown on Schedule 1. Reported operating companies income increased by 19.5% to $3.0 billion, including favorable currency of $113 million. Excluding currency, operating companies income was up by 15.0%, driven primarily by higher pricing, partly offset by higher costs, and acquisitions. Excluding currency, and the favorable impact of acquisitions which contributed 1.7 percentage points of growth, operating companies income was up by 13.3%. Adjusted operating companies income grew by 13.3% as shown in the table below and detailed on Schedule 11.

PMI Operating Companies Income ($ Millions)

	Second-Quarter
	2010	2009	Change
Reported OCI	$2,974	$2,488	19.5%
Asset impairment & exit costs	0	1
Colombian investment and cooperation agreement charge	0	135

Adjusted OCI	$2,974	$2,624	13.3%
Adjusted OCI Margin*	42.1%	42.8%	(0.7	) p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency, adjusted operating companies income margin was up by 0.3 percentage points to 43.1%, as detailed on Schedule 11. Excluding currency and acquisitions, adjusted operating companies income margin was up by 0.8 percentage points to 43.6%.

SHIPMENT VOLUME & MARKET SHARE

PMI Cigarette Shipment Volume by Segment (Million Units)

	Second-Quarter
	2010	2009	Change
European Union	59,024	62,900	(6.2)%
Eastern Europe, Middle East & Africa	77,892	76,650	1.6%
Asia	78,185	57,979	34.9%
Latin America & Canada	25,858	25,636	0.9%

Total PMI	240,959	223,165	8.0%

PMI’s cigarette shipment volume of 241.0 billion units was up by 8.0%. In EEMA, cigarette shipment volume growth of 1.6% was driven by Russia, Ukraine, the Middle East and double-digit growth in North Africa, partly offset by a decline in Turkey of 19.3% due to the impact of a significant excise increase in January 2010. In Asia, cigarette shipment volume increased by 34.9%, primarily reflecting a higher distributor inventory in Japan of approximately 3.4 billion units in anticipation of increased trade and consumer purchases ahead of an announced tax increase, effective October 1, 2010; double-digit growth in Korea; and the favorable impact of the PMFTC Inc. business combination in the Philippines of 17.2 billion units; partly offset by a decline in Pakistan, mainly due to a surge in the availability of illicit cigarettes. In Latin America & Canada, cigarette shipment volume increased by 0.9%, driven mainly by double-digit growth in Canada, which was fueled by an improvement in the tax-paid market as a result of continuing anti-contraband enforcement measures. These gains offset declines in the EU, primarily due to a lower total cigarette market and share in Germany; the impact of excise tax and VAT-driven price increases in the first half of 2010 in Greece; and the economic downturn in Spain. On an organic basis, which excludes acquisitions, PMI’s cigarette shipment volume, flattered by the Japan inventory impact, was up by 0.3%.

Total cigarette shipments of Marlboro of 77.9 billion units were down moderately by 0.5%, due primarily to decreases: in the EU, mainly reflecting a share decline in Germany, lower share in Greece, driven by the aforementioned excise tax and VAT-driven price increases, and the impact of the economic crisis in Spain; and, to a lesser degree, in Latin America & Canada. Cigarette shipments of Marlboro grew slightly in EEMA, primarily driven by Ukraine, the Middle East and North Africa, partly offset by Russia and Turkey; and grew strongly in Asia, primarily reflecting the aforementioned favorable distributor inventory impact in Japan, growth in the Philippines, and double-digit growth in Korea.

Total cigarette shipments of L&M of 23.2 billion units were essentially flat, with shipment growth in all regions, except EEMA, primarily due to declines in Russia, Turkey and Ukraine, partially offset by double-digit growth in Algeria and Egypt. Driven by a double-digit increase in shipments in Russia and Ukraine, total cigarette shipments of Chesterfield of 10.3 billion units grew by 6.2%. Total cigarette shipments of Parliament of 9.9 billion units were up by 2.3%, led by growth in Japan, Korea and Russia, partly offset by Turkey. Total cigarette shipments of Lark of 9.2 billion units increased by 16.2%, driven by growth in Japan and Turkey. Total cigarette shipments of Bond Street of 12.3 billion units increased by 16.4%, driven by double-digit growth in Russia and Ukraine, partly offset by Turkey.

Total shipment volume of other tobacco products (OTP), in cigarette equivalent units, grew by 55.0%, fueled by the acquisition of Swedish Match South Africa (Proprietary) Limited. Excluding acquisitions, shipment volume of OTP was down by 2.8%, primarily due to lower volume in Poland, reflecting the impact of the excise tax alignment of pipe tobacco to roll-your-own in the first quarter of 2009. Total shipment volume for cigarettes and OTP was up by 8.8%, or up by 0.2% excluding acquisitions.

PMI’s market share performance registered a growing trend in a number of markets, including Argentina, Australia, Belgium, Egypt, Japan, Korea, Mexico, the Netherlands, the Philippines, Poland, Russia, Singapore and Switzerland.

EUROPEAN UNION REGION (EU)

In the EU, net revenues increased by 0.7% to $2.3 billion, including favorable currency of $42 million. Excluding the impact of currency, net revenues declined by 1.2%, primarily reflecting higher pricing of $119 million, which was more than offset by $146 million of unfavorable volume/mix. The higher pricing occurred across all main markets, with the exception of Greece, due to a partial tax absorption. The unfavorable volume/mix was primarily attributable to a lower total market and share in Germany, and lower total markets in Greece and Spain, reflecting the impact of adverse economic conditions and the impact of significant, largely tax driven price increases.

Operating companies income decreased by 5.0% to $1.1 billion, due predominantly to unfavorable volume/mix of $110 million and unfavorable currency of $55 million, partially offset by favorable pricing. Excluding the impact of currency, operating companies income declined slightly by 0.3%, primarily reflecting favorable pricing offset by unfavorable volume/mix and the impact of a partial excise tax absorption in Greece. Adjusted operating companies income declined by 5.1% as shown in the table below and detailed on Schedule 11.

EU Operating Companies Income ($ Millions)

	Second-Quarter
	2010	2009	Change
Reported OCI	$1,105	$1,163	(5.0)%
Asset impairment & exit costs	0	1

Adjusted OCI	$1,105	$1,164	(5.1)%
Adjusted OCI Margin*	48.1%	51.1%	(3.0	) p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency, adjusted operating companies income margin was up by 0.4 percentage points to 51.5%, as detailed on Schedule 11.

The total cigarette market in the EU declined by 5.2%, mainly reflecting a lower total market in Greece and Spain, principally due to the unfavorable impact of a series of largely excise tax/VAT-driven price increases, and the impact of adverse economic conditions in those markets.

PMI’s cigarette shipment volume in the EU declined by 6.2%, primarily reflecting the impact of the lower total market as described above and lower share. Shipment volume of Marlboro decreased by 8.7%, mainly due to the lower total market, unfavorable economic conditions, primarily in Greece and Spain, and lower share in Germany and Greece. Shipment volume of L&M increased by 4.5% compared to the second quarter of 2009, driven by share growth primarily in Germany and Greece.

PMI’s market share in the EU was down by 0.4 share points to 38.9% as gains, primarily in Poland, were offset by share declines, mainly in the Czech Republic, Germany and Portugal. However, market share increased by 0.5 points compared to the fourth quarter of 2009 and grew by 0.5 points compared to the first quarter of 2010. Marlboro’s share in the EU was down by 0.6 share points to 18.1%, reflecting a lower share in France, Germany, Greece and Spain, partially offset by higher share in Italy, the Netherlands, Portugal and the Central European markets, in particular Poland. Marlboro share was up 0.2 points compared to the first quarter 2010. During the quarter, the continuing roll-out of Marlboro brand initiatives included the Marlboro Red pack upgrade in Finland, Greece, Norway and Sweden, the launch of Marlboro Core Flavor in Italy, the launch of Marlboro Gold Touch in Spain, and the launch of Marlboro Gold Advance in Switzerland. L&M’s market share in the EU grew by 0.6 points to a record 6.1%, its highest since the company’s spin-off in 2008, primarily driven by gains in Germany, Greece, Slovakia and Spain.

EU Key Market Commentaries

In the Czech Republic, the total cigarette market was down by 5.8%, reflecting the impact of excise tax and VAT-driven price increases implemented in April 2010. PMI’s shipments were down by 11.5%. Although market share decreased by 3.1 points to 48.2%, mainly reflecting share declines for lower-margin local brands, shares for Marlboro and L&M were up by 0.1 point and 0.3 points, respectively.

In France, the total cigarette market was down by 2.0%, reflecting the impact of the November 2009 retail price increase. PMI’s shipments were essentially flat. Although market share decreased moderately by 0.2 points to 40.8%, share was up by 0.4 points compared to the fourth quarter of 2009 and by 0.5 points compared to the first quarter of 2010. Whilst Marlboro’s share declined in the second quarter of 2010 by 0.6 points to 26.3% compared to the second quarter of 2009, it was offset by a higher share for the premium Philip Morris brand, up by 0.8 points to 7.8%. Marlboro’s share increased by 0.2 and 0.4 points compared to the fourth quarter of 2009 and first quarter of 2010, respectively.

In Germany, the total cigarette market was down by 2.1%, flattered by favorable trade inventory movements. PMI’s shipments were down by 9.5%, due primarily to the lower total market and a lower share of 35.9%, down by 2.9 share points. Although Marlboro’s share decreased by 3.2 share points to 21.6%, reflecting the impact of price sensitivity among adult consumers, share increased by 0.3 points versus the first quarter of 2010, indicating that the roll-out of the new architecture, most recently through the introduction of the new Marlboro Red pack upgrade in February 2010, is having a stabilizing effect. L&M, the fastest growing brand in Germany on a year-to-date basis, continued its strong performance during the quarter, gaining 0.9 share points to reach 9.4%.

In Italy, the total cigarette market was down by 2.2%, primarily reflecting the impact of the December 2009 price increase. PMI’s shipments were down by 2.9%, largely due to the total market decline. Despite a slight market share decline of 0.2 points to 54.1%, share was stable compared to the full year 2009 and the first quarter of 2010. Fueled by the May 2009 and June 2010 launches of Marlboro Gold Touch and Marlboro Core Flavor, respectively, Marlboro’s share increased by 0.3% to 23.0%, and was up by 0.4 points compared to the first quarter of 2010.

In Poland, the total cigarette market was down by 2.3%, reflecting the impact of the tax-driven price increases in the third quarter of 2009 and in January 2010, partially offset by in-switching from other tobacco products as a result of excise tax harmonization in 2009. PMI’s shipments were up by 2.1%. Market share was up by 1.6 points to 38.1%, primarily reflecting higher Marlboro share, up by 0.7 share points to 10.2%.

In Spain, the total cigarette market was down by 10.1%, largely due to the adverse economic environment and the impact of the excise tax-driven price increase in June 2009, a further price increase in January 2010, and a June 2010 VAT-driven price increase of €0.25 per pack. PMI’s shipments were down by 15.4%, reflecting the lower total market and the impact of unfavorable distributor inventory movements. PMI’s market share was down by 0.5 points to 31.3%. Although Marlboro’s share decreased by 0.6 points to 14.8%, share was flat compared to the fourth quarter of 2009 and was up by 0.3 points versus the first quarter of 2010. Chesterfield’s share declined by 1.0 point to 9.0%, partially offset by the strong share gain of L&M of 0.9 share points to 6.1%.

EASTERN EUROPE, MIDDLE EAST & AFRICA REGION (EEMA)

In EEMA, net revenues increased by 15.2% to $1.9 billion, including favorable currency of $90 million. Excluding the impact of currency, net revenues increased by 9.7%, primarily driven by favorable pricing of $162 million which more than offset unfavorable volume/mix of $28 million. Excluding the impact of currency and acquisitions, net revenues grew by 8.2%.

Operating companies income increased by 23.8% to $786 million, including favorable currency of $34 million. Excluding the impact of currency, operating companies income increased by 18.4%, primarily reflecting favorable pricing that more than offset unfavorable volume/mix. Excluding the impact of currency and acquisitions, operating companies income was up by 16.9%. Adjusted operating companies income increased by 23.8% as shown in the table below and detailed on Schedule 11.

EEMA Operating Companies Income ($ Millions)

	Second-Quarter
	2010	2009	Change
Reported OCI	$786	$635	23.8%
Asset impairment & exit costs	0	0

Adjusted OCI	$786	$635	23.8%
Adjusted OCI Margin*	41.6%	38.7%	2.9 p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency, adjusted operating companies income margin was up by 3.1 percentage points to 41.8%, as detailed on Schedule 11.

PMI’s cigarette shipment volume increased by 1.6%, principally due to Algeria, Egypt, the Middle East and Russia, mainly reflecting market share gains, partially offset by Turkey, driven by the significant tax-driven price increases of January, 2010, and the impact of unfavorable inventory movements. Shipment volume of Marlboro was up slightly by 0.2%, mainly reflecting strong growth in North Africa and the Middle East, partially offset by declines in Russia and Turkey.

EEMA Key Market Commentaries

In Russia, PMI’s shipment volume increased by 4.9%, the second consecutive quarter of growth since the first quarter of 2009. Whilst shipment volume of PMI’s premium portfolio was down by 4.9%, primarily due to a decline in Marlboro of 11.9%, this represented the lowest rate of segment decline since the fourth quarter of 2008. In the mid-price segment, shipment volume of Chesterfield was up by 13.3%. In the low price segment, shipment volume of Bond Street, Next and Optima was up by 31.3%, 10.4% and 4.4%, respectively. PMI’s market share of 25.5%, as measured by A.C. Nielsen, was up by 0.2 points. Market share for Parliament, in the above premium segment, was unchanged and up slightly on a year-to-date basis; Marlboro, in the premium segment, was down by 0.3 share points; Chesterfield in the mid-price segment was up by 0.3 share points; and Bond Street in the low price segment was up by 1.3 share points.

In Turkey, the total cigarette market declined by an estimated 16.0%, primarily reflecting trade inventory movements in June 2009 ahead of the July 2009 price increase and the steep January 2010 excise tax increase which, combined, have contributed to a 40% retail price hike of premium-priced Marlboro. PMI’s shipment volume declined by 19.3%. PMI’s market share, as measured by A.C. Nielsen, declined by 2.0 points to 40.8%, due to Parliament, down by 1.5 share points, Marlboro, down by 1.9 share points, and L&M, down by 1.9 share points, partially offset by Lark Recess Blue, up by 4.0 share points. Compared to the first quarter 2010, PMI’s market share was essentially flat.

In Ukraine, PMI’s shipment volume increased by 4.0%, reflecting the favorable impact of trade inventory movements in anticipation of an excise tax-driven price increase on July 1, 2010. PMI’s market share, as measured by A.C. Nielsen, was essentially flat at 35.7%, with share gains for both premium Parliament and mid-price Chesterfield offset by lower share for Marlboro and L&M. PMI’s year-to-date market share was up slightly by 0.1 point to 35.9% compared to the same period in 2009.

ASIA REGION

In Asia, net revenues increased by 35.0% to $2.1 billion, including favorable currency of $213 million. Excluding the impact of currency, net revenues increased by 21.4%, reflecting: favorable volume/mix of $143 million, mainly due to a higher distributor inventory in Japan of approximately 3.4 billion units in anticipation of increased trade and consumer purchases ahead of an announced tax increase, effective October 1, 2010; the favorable impact of the new business combination in the Philippines; and pricing of $38 million, primarily in Australia, Indonesia and Pakistan. Excluding the impact of currency and the favorable impact of the new business combination in the Philippines, net revenues grew by 11.5%.

Operating companies income grew by 36.5% to reach $845 million. Excluding the impact of currency, operating companies income increased by 19.9%, mainly due to the additional distributor inventory in Japan, partly offset by higher manufacturing costs, primarily in Indonesia and Japan. Excluding the impact of currency and the favorable impact of the new business combination in the Philippines, operating companies income grew by 14.7%. Adjusted operating companies income increased by 36.5% as shown in the table below and detailed on Schedule 11.

Asia Operating Companies Income ($ Millions)

	Second-Quarter
	2010	2009	Change
Reported OCI	$845	$619	36.5%
Asset impairment & exit costs	0	0

Adjusted OCI	$845	$619	36.5%
Adjusted OCI Margin*	39.8%	39.4%	0.4 p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency, adjusted operating companies income margin declined by 0.6 percentage points to 38.8%, as detailed on Schedule 11. Excluding currency and the impact of the new business combination in the Philippines, adjusted operating companies income margin was up by 1.1 percentage points to 40.5%, as detailed on Schedule 11.

PMI’s cigarette shipment volume increased by 20.2 billion units or 34.9%, mainly due to: gains in Japan, reflecting the distributor inventory build-up of approximately 3.4 billion units in anticipation of increased trade and consumer purchases ahead of an announced tax increase, effective October 1, 2010; 17.2 billion units from the new business combination in the Philippines; and double-digit growth in Korea, partially offset by a decline in Pakistan, reflecting the impact of multiple excise tax-driven price increases in June 2009, January and June 2010, and a surge in illicit trade. Shipment volume of Marlboro grew by 13.5%, reflecting the aforementioned inventory impact in Japan, growth in the Philippines, and higher share in Indonesia, Japan and Korea.

Asia Key Market Commentaries

In Indonesia, PMI’s shipment volume decreased by 0.3%, and market share was down by 0.3 points to 28.5%, despite growth from Marlboro and the Sampoerna A franchise.

In Japan, the total cigarette market declined by 7.1%. PMI’s shipment volume was up by 20.8%, driven by the aforementioned favorable distributor inventory levels. PMI’s shipment volume is projected to decline in the second half of 2010 to adjust for these high distributor inventory levels, the continued underlying contraction of the total market and the expected unfavorable impact of tax-driven price increases in the fourth quarter of 2010. PMI’s market share of 24.3% was up by 0.3 points, representing the fifth consecutive year-on-year quarterly share gain. Marlboro’s share increased to 10.8%, up by 0.2 points, supported by the February 2010 national roll-out of Marlboro Black Gold, which recorded a 0.2% market share. Market share of Lark was up by 0.3 points to 6.7% and, for the first time since 2007, the Philip Morris brand recorded its first year-on-year share gain of 0.1 point to 2.4%.

In Korea, the total cigarette market was down by 5.3%, partly reflecting competitors’ inventory adjustments from late 2009. PMI’s shipment volume surged 15.9%, driven by market share increases. PMI’s market share reached 16.6%, up by a strong 3.0 points, driven by Marlboro and Parliament, up by 1.2 and 1.5 share points, respectively, and Virginia Slims, up by 0.4 share points.

On February 25, 2010, Philip Morris Philippines Manufacturing Inc. combined with Fortune Tobacco Corporation to form a new company called PMFTC Inc. As a result of this combination, PMI’s shipments were up by over 100% in the second quarter of 2010, and market share was an estimated 92.7%. Excluding the favorable impact of this new business combination of 17.2 billion units, cigarette shipments of PMI brands increased by 13.9%, fueled by double-digit growth of both Marlboro and the Philip Morris brand.

LATIN AMERICA & CANADA REGION

In Latin America & Canada, net revenues increased by 17.6% to $754 million, including favorable currency of $74 million. Excluding the impact of currency, net revenues increased by 6.1%, reflecting favorable pricing of $22 million, primarily in Argentina, Canada and Mexico and favorable volume/mix of $17 million.

Operating companies income increased by over 100.0% to $238 million. Adjusted operating companies income grew by 15.5% as shown in the table below and detailed on Schedule 11.

Latin America & Canada Operating Companies Income ($ Millions)

	Second-Quarter
	2010	2009	Change
Reported OCI	$238	$71	+100.0%
Asset impairment & exit costs	0	0
Colombian investment and cooperation agreement charge	0	135

Adjusted OCI	$238	$206	15.5%
Adjusted OCI Margin*	31.6%	32.1%	(0.5	) p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency, adjusted operating companies income margin was down by 1.7 percentage points to 30.4%, as detailed on Schedule 11, due primarily to higher manufacturing costs.

PMI’s cigarette shipment volume increased by 0.9%, driven mainly by growth in Canada. Shipment volume of Marlboro declined by 1.8%, mainly due to Argentina, Brazil and Mexico.

Latin America & Canada Key Market Commentaries

In Argentina, whilst PMI’s cigarette shipment volume decreased by 2.0%, market share increased by 1.8 points to a record 74.8%, fueled by Marlboro, up by 0.3 share points to 23.4%, and the Philip Morris brand, up by a robust 1.9 share points to 38.3%.

In Canada, the total tax-paid cigarette market was up by 20.0%, mainly reflecting stronger government enforcement measures to reduce contraband sales. Although PMI’s cigarette shipment volume increased by 18.7%, market share declined slightly by 0.4 points to 33.0%, with gains from premium price Belmont, up by 0.1 point, and low price brands Next and Quebec Classique, up by 3.9 and 1.3 share points, respectively. These were partially offset by mid-price Number 7 and Canadian Classics, and low-price Accord, down by 1.4, 2.0 and 1.2 share points, respectively.

In Mexico, the total cigarette market was down by 1.5%. Although PMI’s cigarette shipment volume was essentially flat, market share increased by 0.9 points to 69.9%, fueled by Delicados, up by 1.0 point to 12.2%, partially offset by Benson & Hedges, down by 0.2 points to 5.6%.

Philip Morris International Inc. Profile

Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world’s top 15 brands, including Marlboro, the number one cigarette brand worldwide. PMI’s products are sold in approximately 160 countries. In 2009, the company held an estimated 15.4% share of the total international cigarette market outside of the U.S., or 26.0% excluding the People’s Republic of China and the U.S. For more information, see www.pmi.com.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results and outcomes to differ materially from those contained in such forward-looking statements.

Philip Morris International Inc. and its tobacco subsidiaries (PMI) are subject to intense price competition; changes in consumer preferences and demand for their products; fluctuations in levels of customer inventories; increases in raw material costs; the effects of foreign economies and local economic and market conditions; unfavorable currency movements and changes to income tax laws. Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively; and to improve productivity.

PMI is also subject to legislation and governmental regulation, including actual and potential excise tax increases; discriminatory excise tax structures; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and governmental investigations.

PMI is subject to litigation, including risks associated with adverse jury and judicial determinations, and courts reaching conclusions at variance with the company’s understanding of applicable law.

PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-Q for the quarter ended March 31, 2010. PMI cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make, except in the normal course of its public disclosure obligations.

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Schedule 1

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Condensed Statements of Earnings

For the Quarters Ended June 30,

($ in millions, except per share data)

(Unaudited)

	2010	2009	% Change
Net revenues	$17,383	$15,213	14.3%
Cost of sales	2,550	2,185	16.7%
Excise taxes on products (1)	10,322	9,079	13.7%

Gross profit	4,511	3,949	14.2%
Marketing, administration and research costs	1,537	1,460
Asset impairment and exit costs	—	1

Operating companies income	2,974	2,488	19.5%
Amortization of intangibles	23	21
General corporate expenses	45	38

Operating income	2,906	2,429	19.6%
Interest expense, net	223	193

Earnings before income taxes	2,683	2,236	20.0%
Provision for income taxes	641	639	0.3%

Net earnings	2,042	1,597	27.9%
Net earnings attributable to noncontrolling interests	60	51

Net earnings attributable to PMI	$1,982	$1,546	28.2%

Per share data:(2)
Basic earnings per share	$1.07	$0.79	35.4%

Diluted earnings per share	$1.07	$0.79	35.4%

(1)	The segment detail of excise taxes on products sold for the quarters ended June 30, 2010 and 2009 is shown on Schedule 2.
(2)	Net earnings and weighted-average shares used in the basic and diluted earnings per share computations for the quarters ended June 30, 2010 and 2009 are shown on Schedule 4, Footnote 1.

Schedule 2

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Quarters Ended June 30,

($ in millions)

(Unaudited)

		Net Revenues excluding Excise Taxes
		European Union	EEMA	Asia	Latin America & Canada	Total

2010	Net Revenues (1)	$7,260	$4,125	$3,903	$2,095	$17,383
	Excise Taxes on Products	(4,965)	(2,236)	(1,780)	(1,341)	(10,322)

	Net Revenues excluding Excise Taxes	2,295	1,889	2,123	754	7,061

2009	Net Revenues	$7,155	$3,400	$2,947	$1,711	$15,213
	Excise Taxes on Products	(4,875)	(1,760)	(1,374)	(1,070)	(9,079)

	Net Revenues excluding Excise Taxes	2,280	1,640	1,573	641	6,134

Variance	Currency	42	90	213	74	419
	Acquisitions	—	25	156	—	181
	Operations	(27)	134	181	39	327

	Variance Total	15	249	550	113	927
	Variance Total (%)	0.7%	15.2%	35.0%	17.6%	15.1%

	Variance excluding Currency	(27)	159	337	39	508
	Variance excluding Currency (%)	(1.2)%	9.7%	21.4%	6.1%	8.3%

	Variance excluding Currency & Acquisitions	(27)	134	181	39	327
	Variance excluding Currency & Acquisitions (%)	(1.2)%	8.2%	11.5%	6.1%	5.3%

(1) 2010 Currency increased net revenues as follows:
	European Union	$187
	EEMA	215
	Asia	487
	Latin America & Canada	188

		$1,077

Schedule 3

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Quarters Ended June 30,

($ in millions)

(Unaudited)

	Operating Companies Income
	European Union	EEMA	Asia	Latin America & Canada		Total

2010	$1,105	$786	$845	$238		$2,974
2009	1,163	635	619	71		2,488
% Change	(5.0)%	23.8%	36.5%	100+	%	19.5%

Reconciliation:
For the quarter ended June 30, 2009	$1,163	$635	$619	$71		$2,488

Asset impairment and exit costs - 2009	1	—	—	—		1
Colombian investment and cooperation agreement charge - 2009	—	—	—	135		135

Acquired businesses	—	10	32	—		42
Currency	(55)	34	103	31		113
Operations	(4)	107	91	1		195

For the quarter ended June 30, 2010	$1,105	$786	$845	$238		$2,974

Schedule 4

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Net Earnings Attributable to PMI and Diluted Earnings Per Share

For the Quarters Ended June 30,

($ in millions, except per share data)

(Unaudited)

	Net Earnings Attributable to PMI	Diluted E.P.S.

2010 Net Earnings Attributable to PMI	$1,982	$1.07	(1)
2009 Net Earnings Attributable to PMI	$1,546	$0.79	(1)
% Change	28.2%	35.4%

Reconciliation:
2009 Net Earnings Attributable to PMI	$1,546	$0.79	(1)

Special Items:
2010 Tax items	121	0.07
2009 Colombian investment and cooperation agreement charge	93	0.04

Currency	61	0.03
Interest	(20)	(0.01)
Change in tax rate	9	—
Impact of lower shares outstanding and share-based payments	3	0.06
Operations	169	0.09

2010 Net Earnings Attributable to PMI	$1,982	$1.07	(1)

(1) Basic and diluted EPS were calculated using the following (in millions):

	Q2 2010	Q2 2009

Net earnings attributable to PMI	$1,982	$1,546
Less distributed and undistributed earnings attributable to share-based payment awards	9	6

Net earnings for basic and diluted EPS	$1,973	$1,540

Weighted-average shares for basic EPS	1,846	1,955
Plus incremental shares from assumed conversions:
Stock Options	3	6

Weighted-average shares for diluted EPS	1,849	1,961

Schedule 5

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Condensed Statements of Earnings

For the Six Months Ended June 30,

($ in millions, except per share data)

(Unaudited)

	2010	2009	% Change
Net revenues	$32,970	$28,499	15.7%
Cost of sales	4,922	4,156	18.4%
Excise taxes on products (1)	19,413	16,768	15.8%

Gross profit	8,635	7,575	14.0%
Marketing, administration and research costs	2,888	2,716
Asset impairment and exit costs	—	2

Operating companies income	5,747	4,857	18.3%
Amortization of intangibles	43	36
General corporate expenses	83	72

Operating income	5,621	4,749	18.4%
Interest expense, net	446	351

Earnings before income taxes	5,175	4,398	17.7%
Provision for income taxes	1,379	1,284	7.4%

Net earnings	3,796	3,114	21.9%
Net earnings attributable to noncontrolling interests	111	92

Net earnings attributable to PMI	$3,685	$3,022	21.9%

Per share data:(2)
Basic earnings per share	$1.97	$1.53	28.8%

Diluted earnings per share	$1.97	$1.52	29.6%

(1)	The segment detail of excise taxes on products sold for the six months ended June 30, 2010 and 2009 is shown on Schedule 6.
(2)	Net earnings and weighted-average shares used in the basic and diluted earnings per share computations for the six months ended June 30, 2010 and 2009 are shown on Schedule 8, Footnote 1.

Schedule 6

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Six Months Ended June 30,

($ in millions)

(Unaudited)

		Net Revenues excluding Excise Taxes
		European Union	EEMA	Asia	Latin America & Canada	Total

2010	Net Revenues (1)	$14,008	$7,481	$7,465	$4,016	$32,970
	Excise Taxes on Products	(9,529)	(3,846)	(3,469)	(2,569)	(19,413)

	Net Revenues excluding Excise Taxes	4,479	3,635	3,996	1,447	13,557

2009	Net Revenues	$13,205	$6,231	$5,804	$3,259	$28,499
	Excise Taxes on Products	(8,938)	(3,139)	(2,641)	(2,050)	(16,768)

	Net Revenues excluding Excise Taxes	4,267	3,092	3,163	1,209	11,731

Variance	Currency	220	142	385	125	872
	Acquisitions	3	51	231	—	285
	Operations	(11)	350	217	113	669

	Variance Total	212	543	833	238	1,826
	Variance Total (%)	5.0%	17.6%	26.3%	19.7%	15.6%

	Variance excluding Currency	(8)	401	448	113	954
	Variance excluding Currency (%)	(0.2)%	13.0%	14.2%	9.3%	8.1%

	Variance excluding Currency & Acquisitions	(11)	350	217	113	669
	Variance excluding Currency & Acquisitions (%)	(0.3)%	11.3%	6.9%	9.3%	5.7%
(1) 2010 Currency increased net revenues as follows:
	European Union	$756
	EEMA	351
	Asia	940
	Latin America & Canada	311

		$2,358

Schedule 7

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Six Months Ended June 30,

($ in millions)

(Unaudited)

	Operating Companies Income
	European Union	EEMA	Asia	Latin America & Canada		Total
2010	$2,167	$1,556	$1,569	$455		$5,747
2009	2,130	1,221	1,280	226		4,857
% Change	1.7%	27.4%	22.6%	100+	%	18.3%

Reconciliation:
For the six months ended June 30, 2009	$2,130	$1,221	$1,280	$226		$4,857

Asset impairment and exit costs - 2009	2	—	—	—		2
Colombian investment and cooperation agreement charge - 2009	—	—	—	135		135

Acquired businesses	2	19	27	—		48
Currency	25	42	184	54		305
Operations	8	274	78	40		400

For the six months ended June 30, 2010	$2,167	$1,556	$1,569	$455		$5,747

Schedule 8

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Net Earnings Attributable to PMI and Diluted Earnings Per Share

For the Six Months Ended June 30,

($ in millions, except per share data)

(Unaudited)

	Net Earnings Attributable to PMI	Diluted E.P.S.
2010 Net Earnings Attributable to PMI	$3,685	$1.97	(1)
2009 Net Earnings Attributable to PMI	$3,022	$1.52	(1)
% Change	21.9%	29.6%

Reconciliation:
2009 Net Earnings Attributable to PMI	$3,022	$1.52	(1)

Special Items:
2010 Tax items	121	0.07
2009 Asset impairment and exit costs	1	—
2009 Colombian investment and cooperation agreement charge	93	0.04

Currency	187	0.09
Interest	(61)	(0.03)
Change in tax rate	13	0.01
Impact of lower shares outstanding and share-based payments	6	0.12
Operations	303	0.15

2010 Net Earnings Attributable to PMI	$3,685	$1.97	(1)

(1) Basic and diluted EPS were calculated using the following (in millions):

	YTD June 2010	YTD June 2009
Net earnings attributable to PMI	$3,685	$3,022
Less distributed and undistributed earnings attributable to share-based payment awards	17	11

Net earnings for basic and diluted EPS	$3,668	$3,011

Weighted-average shares for basic EPS	1,860	1,974
Plus incremental shares from assumed conversions:
Stock Options	3	6

Weighted-average shares for diluted EPS	1,863	1,980

Schedule 9

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Condensed Balance Sheets

($ in millions, except ratios)

(Unaudited)

	June 30,		December 31,
	2010		2009
Assets
Cash and cash equivalents	$1,584		$1,540
All other current assets	11,340		13,142
Property, plant and equipment, net	6,162		6,390
Goodwill	9,790		9,112
Other intangible assets, net	3,779		3,546
Other assets	669		822

Total assets	$33,324		$34,552

Liabilities and Stockholders’ Equity
Short-term borrowings	$857		$1,662
Current portion of long-term debt	78		82
All other current liabilities	9,054		9,434
Long-term debt	14,296		13,672
Deferred income taxes	1,953		1,688
Other long-term liabilities	1,536		1,869

Total liabilities	27,774		28,407

Redeemable noncontrolling interests	1,173		—

Total PMI stockholders’ equity	4,065		5,716
Noncontrolling interests	312		429

Total stockholders’ equity	4,377		6,145

Total liabilities and stockholders’ equity	$33,324		$34,552

Total debt	$15,231		$15,416
Total debt to EBITDA	1.29	(1)	1.42	(1)
Net debt to EBITDA	1.15	(1)	1.27	(1)

(1)	For the calculation of Total Debt to EBITDA and Net Debt to EBITDA ratios, refer to Schedule 18.

Schedule 10

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Adjustments for the Impact of Currency and Acquisitions

For the Quarters Ended June 30,

($ in millions)

(Unaudited)

2010								2009			% Change in Reported Net Revenues excluding Excise Taxes
						Reported Net
				Reported Net		Revenues
		Reported Net		Revenues		excluding				Reported Net			Reported
	Less	Revenues		excluding		Excise Taxes,		Reported	Less	Revenues		Reported	excluding
Reported Net Revenues	Excise Taxes	excluding Excise Taxes	Less Currency	Excise Taxes & Currency	Less Acquisitions	Currency & Acquisitions		Net Revenues	Excise Taxes	excluding Excise Taxes	Reported	excluding Currency	Currency & Acquisitions
$7,260	$4,965	$2,295	$42	$2,253	$—	$2,253	European Union	$7,155	$4,875	$2,280	0.7%	(1.2)%	(1.2)%
4,125	2,236	1,889	90	1,799	25	1,774	EEMA	3,400	1,760	1,640	15.2%	9.7%	8.2%
3,903	1,780	2,123	213	1,910	156	1,754	Asia	2,947	1,374	1,573	35.0%	21.4%	11.5%
2,095	1,341	754	74	680	—	680	Latin America & Canada	1,711	1,070	641	17.6%	6.1%	6.1%

$17,383	$10,322	$7,061	$419	$6,642	$181	$6,461	PMI Total	$15,213	$9,079	$6,134	15.1%	8.3%	5.3%

2010								2009			% Change in Reported Operating Companies Income
						Reported
				Reported		Operating
				Operating		Companies
Reported				Companies		Income				Reported			Reported
Operating Companies Income			Less Currency	Income excluding Currency	Less Acquisitions	excluding Currency & Acquisitions				Operating Companies Income	Reported	Reported excluding Currency	excluding Currency & Acquisitions
$1,105			$(55)	$1,160	$—	$1,160	European Union			$1,163	(5.0)%	(0.3)%	(0.3)%
786			34	752	10	742	EEMA			635	23.8%	18.4%	16.9%
845			103	742	32	710	Asia			619	36.5%	19.9%	14.7%
238			31	207	—	207	Latin America & Canada			71	100+ %	100+ %	100+ %

$2,974			$113	$2,861	$42	$2,819	PMI Total			$2,488	19.5%	15.0%	13.3%

Schedule 11

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Operating Companies Income to Adjusted Operating Companies Income &

Reconciliation of Adjusted Operating Companies Income Margin, excluding Currency and Acquisitions

For the Quarters Ended June 30,

($ in millions)

(Unaudited)

2010									2009				% Change in Adjusted Operating Companies Income
							Adjusted
				Adjusted			Operating
	Less			Operating			Companies			Less
Reported	Asset	Adjusted		Companies			Income		Reported	Asset		Adjusted			Adjusted
Operating Companies Income	Impairment / Exit Costs & Other	Operating Companies Income	Less Currency	Income excluding Currency	Less Acquisitions		excluding Currency & Acquisitions		Operating Companies Income	Impairment / Exit Costs & Other		Operating Companies Income	Adjusted	Adjusted excluding Currency	excluding Currency & Acquisitions
$1,105	$—	$1,105	$(55)	$1,160	$—		$1,160	European Union	$1,163	$(1)		$1,164	(5.1)%	(0.3)%	(0.3)%
786	—	786	34	752	10		742	EEMA	635	—		635	23.8%	18.4%	16.9%
845	—	845	103	742	32	(1)	710	Asia	619	—		619	36.5%	19.9%	14.7%
238	—	238	31	207	—		207	Latin America & Canada	71	(135	)(2)	206	15.5%	0.5%	0.5%

$2,974	$—	$2,974	$113	$2,861	$42		$2,819	PMI Total	$2,488	$(136)		$2,624	13.3%	9.0%	7.4%

2010									2009				% Points Change
							Adjusted								Adjusted
		Adjusted		Adjusted			Operating							Adjusted	Operating
Adjusted		Operating		Operating			Companies							Operating	Companies
Operating		Companies		Companies	Net Revenues		Income					Adjusted		Companies	Income
Companies Income excluding Currency	Net Revenues excluding Excise Taxes & Currency(3)	Income Margin excluding Currency		Income excluding Currency & Acquisitions	excluding Excise Taxes, Currency & Acquisitions(3)		Margin excluding Currency & Acquisitions		Adjusted Operating Companies Income	Net Revenues excluding Excise Taxes(3)		Operating Companies Income Margin		Income Margin excluding Currency	Margin excluding Currency & Acquisitions
$1,160	$2,253	51.5%		$1,160	$2,253		51.5%	European Union	$1,164	$2,280		51.1%		0.4	0.4
752	1,799	41.8%		742	1,774		41.8%	EEMA	635	1,640		38.7%		3.1	3.1
742	1,910	38.8%		710	1,754		40.5%	Asia	619	1,573		39.4%		(0.6)	1.1
207	680	30.4%		207	680		30.4%	Latin America & Canada	206	641		32.1%		(1.7)	(1.7)

$2,861	$6,642	43.1%		$2,819	$6,461		43.6%	PMI Total	$2,624	$6,134		42.8%		0.3	0.8

(1)	Represents the business combination in the Philippines.
(2)	Represents 2009 Colombian investment and cooperation agreement charge.
(3)	For the calculation of net revenues excluding excise taxes, currency and acquisitions, refer to Schedule 10.

Schedule 12

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS and Adjusted Diluted EPS, excluding Currency

For the Quarters Ended June 30,

(Unaudited)

	2010	2009	% Change

Reported Diluted EPS	$1.07	$0.79	35.4%

Adjustments:
Colombian investment and cooperation agreement charge	—	0.04
Tax items	(0.07)	—

Adjusted Diluted EPS	$1.00	$0.83	20.5%

Less:
Currency Impact	0.03

Adjusted Diluted EPS, excluding Currency	$0.97	$0.83	16.9%

Schedule 13

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency

For the Quarters Ended June 30,

(Unaudited)

	2010	2009	% Change

Reported Diluted EPS	$1.07	$0.79	35.4%

Less:
Currency Impact	0.03

Reported Diluted EPS, excluding Currency	$1.04	$0.79	31.6%

Schedule 14

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Adjustments for the Impact of Currency and Acquisitions

For the Six Months Ended June 30,

($ in millions)

(Unaudited)

2010								2009			% Change in Reported Net Revenues excluding Excise Taxes
Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Less Currency	Reported Net Revenues excluding Excise Taxes & Currency	Less Acquisitions	Reported Net Revenues excluding Excise Taxes, Currency & Acquisitions		Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions
$14,008	$9,529	$4,479	$220	$4,259	$3	$4,256	European Union	$13,205	$8,938	$4,267	5.0%	(0.2)%	(0.3)%
7,481	3,846	3,635	142	3,493	51	3,442	EEMA	6,231	3,139	3,092	17.6%	13.0%	11.3%
7,465	3,469	3,996	385	3,611	231	3,380	Asia	5,804	2,641	3,163	26.3%	14.2%	6.9%
4,016	2,569	1,447	125	1,322	—	1,322	Latin America & Canada	3,259	2,050	1,209	19.7%	9.3%	9.3%

$32,970	$19,413	$13,557	$872	$12,685	$285	$12,400	PMI Total	$28,499	$16,768	$11,731	15.6%	8.1%	5.7%

2010								2009			% Change in Reported Operating Companies Income
Reported Operating Companies Income			Less Currency	Reported Operating Companies Income excluding Currency	Less Acquisitions	Reported Operating Companies Income excluding Currency & Acquisitions				Reported Operating Companies Income	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions

$2,167			$25	$2,142	$2	$2,140	European Union			$2,130	1.7%	0.6%	0.5%
1,556			42	1,514	19	1,495	EEMA			1,221	27.4%	24.0%	22.4%
1,569			184	1,385	27	1,358	Asia			1,280	22.6%	8.2%	6.1%
455			54	401	—	401	Latin America & Canada			226	100+ %	77.4%	77.4%

$5,747			$305	$5,442	$48	$5,394	PMI Total			$4,857	18.3%	12.0%	11.1%

Schedule 15

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Operating Companies Income to Adjusted Operating Companies Income &

Reconciliation of Adjusted Operating Companies Income Margin, excluding Currency and Acquisitions

For the Six Months Ended June 30,

($ in millions)

(Unaudited)

2010									2009				% Change in Adjusted Operating Companies Income
Reported Operating Companies Income	Less Asset Impairment / Exit Costs & Other	Adjusted Operating Companies Income	Less Currency	Adjusted Operating Companies Income excluding Currency	Less Acquisitions		Adjusted Operating Companies Income excluding Currency & Acquisitions		Reported Operating Companies Income	Less Asset Impairment / Exit Costs & Other		Adjusted Operating Companies Income	Adjusted	Adjusted excluding Currency	Adjusted excluding Currency & Acquisitions
$2,167	$—	$2,167	$25	$2,142	$2		$2,140	European Union	$2,130	$(2)		$2,132	1.6%	0.5%	0.4%
1,556	—	1,556	42	1,514	19		1,495	EEMA	1,221	—		1,221	27.4%	24.0%	22.4%
1,569	—	1,569	184	1,385	27	(1)	1,358	Asia	1,280	—		1,280	22.6%	8.2%	6.1%
455	—	455	54	401	—		401	Latin America & Canada	226	(135	)(2)	361	26.0%	11.1%	11.1%

$5,747	$—	$5,747	$305	$5,442	$48		$5,394	PMI Total	$4,857	$(137)		$4,994	15.1%	9.0%	8.0%

2010									2009				% Points Change
Adjusted Operating Companies Income excluding Currency	Net Revenues excluding Excise Taxes & Currency(3)	Adjusted Operating Companies Income Margin excluding Currency		Adjusted Operating Companies Income excluding Currency & Acquisitions	Net Revenues excluding Excise Taxes, Currency & Acquisitions(3)		Adjusted Operating Companies Income Margin excluding Currency & Acquisitions		Adjusted Operating Companies Income	Net Revenues excluding Excise Taxes(3)		Adjusted Operating Companies Income Margin		Adjusted Operating Companies Income Margin excluding Currency	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions
$2,142	$4,259	50.3%		$2,140	$4,256		50.3%	European Union	$2,132	$4,267		50.0%		0.3	0.3
1,514	3,493	43.3%		1,495	3,442		43.4%	EEMA	1,221	3,092		39.5%		3.8	3.9
1,385	3,611	38.4%		1,358	3,380		40.2%	Asia	1,280	3,163		40.5%		(2.1)	(0.3)
401	1,322	30.3%		401	1,322		30.3%	Latin America & Canada	361	1,209		29.9%		0.4	0.4

$5,442	$12,685	42.9%		$5,394	$12,400		43.5%	PMI Total	$4,994	$11,731		42.6%		0.3	0.9

(1)	Represents the business combination in the Philippines.
(2)	Represents 2009 Colombian investment and cooperation agreement charge.
(3)	For the calculation of net revenues excluding excise taxes, currency and acquisitions, refer to Schedule 14.

Schedule 16

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS and Adjusted Diluted EPS, excluding Currency

For the Six Months Ended June 30,

(Unaudited)

	2010	2009	% Change

Reported Diluted EPS	$1.97	$1.52	29.6%

Adjustments:
Colombian investment and cooperation agreement charge	—	0.04
Tax items	(0.07)	—

Adjusted Diluted EPS	$1.90	$1.56	21.8%

Less:
Currency Impact	0.09

Adjusted Diluted EPS, excluding Currency	$1.81	$1.56	16.0%

Schedule 17

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency

For the Six Months Ended June 30,

(Unaudited)

	2010	2009	% Change

Reported Diluted EPS	$1.97	$1.52	29.6%

Less:
Currency Impact	0.09

Reported Diluted EPS, excluding Currency	$1.88	$1.52	23.7%

Schedule 18

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Calculation of Total Debt to EBITDA and Net Debt to EBITDA Ratios

($ in millions, except ratios)

(Unaudited)

	June 30, 2010			For the Year Ended December 31, 2009
	July ~ December 2009	January ~ June 2010	12 months rolling

Earnings before income taxes	$4,845	$5,175	$10,020	$9,243
Interest expense, net	446	446	892	797
Depreciation and amortization	458	447	905	853

EBITDA	$5,749	$6,068	$11,817	$10,893

	June 30, 2010	December 31, 2009

Short-term borrowings	$857	$1,662
Current portion of long-term debt	78	82
Long-term debt	14,296	13,672

Total Debt	$15,231	$15,416
Less: Cash and cash equivalents	1,584	1,540

Net Debt	$13,647	$13,876

Ratios
Total Debt to EBITDA	1.29	1.42

Net Debt to EBITDA	1.15	1.27

Schedule 19

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Operating Cash Flow to Free Cash Flow and Free Cash Flow, excluding Currency

Reconciliation of Operating Cash Flow to Operating Cash Flow, excluding Currency

For the Quarters Ended June 30,

($ in millions)

(Unaudited)

	For the Quarters Ended June 30,
	2010	2009	% Change

Net cash provided by operating activities(a)	$3,465	$3,146	10.1%

Less:
Capital expenditures	169	178

Free cash flow	$3,296	$2,968	11.1%

Less:
Currency impact	108

Free cash flow, excluding currency	$3,188	$2,968	7.4%

	For the Quarters Ended June 30,
	2010	2009	% Change

Net cash provided by operating activities(a)	$3,465	$3,146	10.1%

Less:
Currency impact	122

Net cash provided by operating activities, excluding currency	$3,343	$3,146	6.3%

(a)	Operating cash flow.